Exhibit 4.3

FISKER INC.

TO

[FIRST][SECOND][THIRD] SUPPLEMENTAL INDENTURE TO

INDENTURE DATED [INSERT DATE]

Dated as of [INSERT DATE]

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee

Series [A][B][C][-][1][2][3][4] Senior Convertible Note Due [2025][2026]

FISKER INC.

[FIRST][SECOND][THIRD] SUPPLEMENTAL INDENTURE TO

INDENTURE DATED [INSERT DATE]

Series [A][B][C][-][1][2][3][4] Senior Convertible Note Due [2025][2026]

[FIRST][SECOND][THIRD] SUPPLEMENTAL INDENTURE, dated as of [INSERT DATE] (this “[First][Second][Third] Supplemental Indenture”), between FISKER INC., a Delaware corporation (the “Company”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee (the “Trustee”).

RECITALS

A.     The Company filed a registration statement on Form S-3 on December 23, 2021 (File Number 333-261875) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) and the Registration Statement has been declared effective by the SEC on January 4, 2022.

B.    The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of [INSERT DATE], substantially in the form filed as an exhibit to the Registration Statement (the “Indenture”), providing for the issuance from time to time of Securities (as defined in the Indenture) by the Company.

C. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

D.    Section 2 of the Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

E.    Section 9.01 of the Indenture provides that, without the consent of the Holders, for the Company and the Trustee may enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as provided by Section 2 of the Indenture.

F.    In accordance with that certain Securities Purchase Agreement, dated [            , 2023] (the “Securities Purchase Agreement”), by and among the Company and the investors party thereto (the “Investors”), at the applicable Closing (as defined in the Securities Purchase Agreement) related to this [First][Second][Third] Supplemental Indenture, the Company has agreed to sell to the Investors, and the Investors have agreed to purchase from the Company, up to $[        ] in aggregate principal amount of Notes (in one or more tranches, in accordance with the terms of the Securities Purchase Agreement), subject to the satisfaction of certain terms and conditions set forth in the Securities Purchase Agreement, in each case, pursuant to (i) the Indenture, (ii) this [First][Second][Third] Supplemental Indenture, (iii) the Securities Purchase Agreement and (iv) the Registration Statement.

G.    The Company hereby desires to supplement the Indenture pursuant to this [First][Second][Third] Supplemental Indenture to set forth the terms and conditions of the Notes to be issued in accordance herewith.

NOW, THEREFORE, THIS [FIRST][SECOND][THIRD] SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities of such series, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1.    RELATION TO INDENTURE. This [First][Second][Third] Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2.    DEFINITIONS. For all purposes of this [First][Second][Third] Supplemental Indenture:

(a)    Capitalized terms used herein without definition shall have the meanings specified in the Indenture or in the Notes, as applicable;

(b)    All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this [First][Second][Third] Supplemental Indenture; and

(c)    The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this [First][Second][Third] Supplemental Indenture.

ARTICLE II

THE SERIES OF SECURITIES

Section 2.1.    TITLE. There shall be a series of Securities designated the “Series [A][B][C][-][1][2][3][4] Senior Convertible Notes Due [2025][2026]” (the “Notes”).

Section 2.2.    LIMITATION ON AGGREGATE PRINCIPAL AMOUNT. The aggregate principal amount of the Notes to be sold pursuant to the Securities Purchase Agreement and to be issued pursuant to this [First][Second][Third] Supplemental Indenture on the date hereof shall be $[        ].

Section 2.3.    PRINCIPAL PAYMENT DATE. The principal amount of the Notes outstanding (together with any accrued and unpaid interest and other amounts) shall be payable in accordance with the terms and conditions set forth in the Notes on each Conversion Date, Alternate Conversion Date, redemption date and on the Maturity Date, in each case as defined in the Notes.

Section 2.4.    INTEREST AND INTEREST RATES. Interest shall accrue and shall be payable at such times and in the manner set forth in the Notes.

Section 2.5.    PLACE OF PAYMENT. Except as otherwise provided by the Notes, the place of payment where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange (to the extent required or permitted, as applicable, by the terms of the Notes) and where notices and demand to or upon the Trustee in respect of the Notes and the Indenture may be served shall be: 500 Delaware Avenue, Wilmington, DE 19801, Attn.: Corporate Trust - Fisker Inc.; Telephone: (302) 573-3269; Facsimile: (302) 421-9137; Email: JMcNichol@wsfsbank.com.

Section 2.6.    REDEMPTION. The Company may redeem the Notes, in whole or in part, at such times and in the manner set forth in the Notes.

Section 2.7.    DENOMINATION. The Notes shall be issuable only in registered form without coupons and in minimum denominations of $1,000 and integral multiples thereof.

Section 2.8.    CURRENCY. Principal and interest and any other amounts payable, from time to time, on the Notes shall be payable in such coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts in accordance with Section 23(b) of the Notes.

Section 2.9.    FORM OF SECURITIES. The Notes shall be issued in the form attached hereto as Exhibit A. Exhibit A also includes the form of Trustee’s certificate of authentication for the Notes. The Company has elected to issue only definitive Securities and shall not issue any global Securities hereunder.

Section 2.10.    CONVERTIBLE SECURITIES. The Notes are convertible into shares of Common Stock (as defined in the Notes) of the Company upon the terms and conditions set forth in the Notes and all references to “Common Stock” in the Indenture shall be deemed to be references to Common Stock for all purposes thereunder. In connection with any conversion of any given Note into Common Stock, the Trustee may rely conclusively, without any independent investigation, on any Conversion Notice (as defined in the Notes) executed by the applicable Holder of such Note and an Acknowledgement (as defined in the Notes) signed by the Company (in each case, in the forms attached as Exhibits I and II to the Note), in lieu of the Company’s obligations to deliver an Officer’s Certificate, Board Resolutions or an Opinion of Counsel pursuant to Article Two, Article Three or Section 7.02 of the Indenture in connection with any conversion of any Note. The applicable Conversion Notice and/or Acknowledgement (unless subsequently revoked or withdrawn) shall be deemed to be a joint instruction by the Company and such Holder to the Trustee to record on the register of the Notes such conversion and decrease in the principal amount of such Note by such aggregate principal amount of the Note converted, in each case, as set forth in such applicable Conversion Notice and/or Acknowledgement.

Section 2.11.    REGISTRAR. The Trustee shall only serve initially as the Security Registrar and not as a paying agent and, in such capacity, shall maintain a register (the “Security Register”) in which the Trustee shall register the Notes and transfers of the Notes. The entries in the Security Register shall be conclusive and binding for all purposes absent manifest error. The initial Security Register shall be created by the Trustee in connection with the authentication of the initial Notes in the names and amounts detailed in the related Company Order. No Note may be transferred or exchanged except in compliance with the authentication procedures of the Trustee in accordance with this [First][Second][Third] Supplemental Indenture. The Trustee shall not register a transfer, exchange, redemption, conversion, cancellation or any other action with respect to a Note unless instructed to do so in an Officer’s Certificate, Conversion Notice and/or Acknowledgement, as applicable. Each Officer’s Certificate, Conversion Notice and/or Acknowledgement, as applicable, given to the Trustee in accordance with this Section 2.11 shall constitute a representation and warranty to the Trustee that the Trustee shall be fully indemnified in connection with any liability arising out of or related to any action taken by the Trustee in good faith reliance on such Officer’s Certificate, Conversion Notice and/or Acknowledgement, as applicable.

Section 2.12.    SINKING FUND OBLIGATIONS. The Company has no obligation to redeem or purchase any Notes pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.

Section 2.13.    NO PAYING AGENT. Notwithstanding anything in Section 2.06 of the Indenture to the contrary, the Company shall not be required to appoint and has not appointed any Paying Agent in respect of the Notes pursuant to the Indenture or any Supplemental Indenture and all amounts payable, from time to time, pursuant to the Notes shall, for so long as so long as no Paying Agent has been appointed, be paid directly by the Company to the applicable Holder.

Section 2.14.    EVENTS OF DEFAULT. The Company has elected that the provisions of Section 4 of the Notes shall govern all Events of Default in lieu of Section 6 of the Indenture.

Section 2.15.    EXCLUDED DEFINITIONS. The Company has elected that none of the following definitions in the Indenture shall be applicable to the Notes and any analogous definitions set forth in the Notes shall govern in lieu thereof:

•	Definition of “Affiliate” in Section 1.01;

•	Definition of “Business Day” in Section 1.01;

•	Definition of “Event of Default” in Section 6.01;

•	Definition of “Person” in Section 1.01; and

•	Definition of “Subsidiary” in Section 1.01.

Section 2.16.    EXCLUDED PROVISIONS. The Company has elected that none of the following provisions of the Indenture shall be applicable to the Notes and any analogous provisions (including definitions related thereto) of this [First][Second][Third] Supplemental Indenture and/or the Notes shall govern in lieu thereof:

•	Section 2.03 (Form of Certificate of Authentication)

•	Section 2.07 (Paying Agent to Hold Money in Trust)

•	Section 2.08 (Transfer and Exchange)

•	Section 2.09 (Replacement Securities)

•	Section 2.10 (Outstanding Securities)

•	Section 2.14 (Defaulted Interest)

•	Article 3 (Redemption)

•	Section 4.1 (Payment of Securities)

•	Section 4.06 (Additional Amounts)

•	Article 5 (Successor Corporation)

•	Article 6 (Default and Remedies)

•	Article 8 (Satisfaction, and Discharge of Indenture; Unclaimed Funds)

•	Section 9.01 (Without Consent of Holders)

•	Section 10.14 (Incorporators, Stockholders, Officers and Directors of Company Exempt From Individual Liability)

•	Section 10.15 (Judgement Currency)

Section 2.17.    COVENANTS. In addition to any covenants set forth in Article 4 of the Indenture, the Company shall comply with the additional covenants set forth in Section 13 of the Notes.

Section 2.18.    IMMEDIATELY AVAILABLE FUNDS. All cash payments of principal and interest shall be made in U.S. dollars and immediately available funds.

Section 2.19.    TRUSTEE MATTERS.

(a)    Duties of Trustee. Notwithstanding anything in the Indenture to the contrary:

(i)     the sole duty of the Trustee is to act as the Registrar unless otherwise agreed to by the Required Holders (as defined in the Notes), the Trustee and the Company in an additional supplemental Indenture (other than this [First][Second][Third] Supplemental Indenture) or as separately agreed to in a writing by the Trustee and the Required Holders;

(ii)    the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Registrar), and to each agent, custodian, and any other such Persons employed to act hereunder;

(iii)    the Trustee has no duty to make any calculations called for under the Notes, and shall be protected in conclusively relying without liability upon an Officer’s Certificate with respect thereto without independent verification;

(iv)    for the protection and enforcement of the provisions of the Indenture, this [First][Second][Third] Supplemental Indenture and the Notes, the Trustee shall be entitled to such relief as can be given at either law or equity;

(v)    in the event that the Holders of the Notes have waived any Event of Default with respect to this [First][Second][Third] Supplemental Indenture or the Notes, the default covered thereby shall be deemed to be cured for all purposes hereunder and the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other default to impair any right consequent thereon;

(vi)    the Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of the Notes, and the Trustee shall not be responsible for the failure by the Company to comply with any provisions of the Notes;

(vii)    the Trustee will not at any time be under any duty or responsibility to any Holder to determine the Conversion Price (or any adjustment thereto) or whether any facts exist that may require any adjustment to the Conversion Price, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in the Indenture, this [First][Second][Third] Supplemental Indenture, in any supplemental indenture or the Notes provided to be employed, in making the same;

(viii)    the Trustee will not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, cash or other property that may at any time be issued or delivered upon the conversion of any Note; and the Trustee makes any representations with respect thereto; and

(ix)    the Trustee will not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities, cash or other property upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company with respect thereto.

(b)    Additional Indemnification. In addition to any indemnification rights set forth in the Indenture, the Company agrees the Trustee may retain one separate counsel on behalf of itself and the Holders (and in the case of an actual or perceived conflict of interest, one additional separate counsel on behalf of the Holders) and, if deemed advisable by such counsel, local counsel, and the Company shall pay the reasonable fees and expenses of such separate counsel and local counsel.

(c)    Successor Trustee Petition Right. If an instrument of acceptance by a successor Trustee required by Section 7.08 or 7.09 of the Indenture has not been delivered to the Trustee within 30 days after the giving of a notice of removal, the Trustee being removed, at the expense of the Company, may petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities of such series.

(d)    Trustee as Creditor. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Securities), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).

(e)    Reports by the Company. The parties hereto acknowledge and agree that delivery of such reports, information, and documents to the Trustee pursuant to the provisions of Section 4.05 of the Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with any of the covenants under the Indenture and this [First][Second][Third] Supplemental Indenture, to determine whether such reports, information or documents are available on the SEC’s website (including the EDGAR system or any successor system,) the Company’s website or otherwise, to examine such reports, information, documents and other reports to ensure compliance with the provisions of this Indenture, or to ascertain the correctness or otherwise of the information or the statements contained therein.

(f)    Statements by Officers as to Default. In addition to the Company’s obligations pursuant to the Indenture, the Company agrees as follows:

(i)    Annually, within 120 days after the close of each fiscal year beginning with the first fiscal year during which the Notes remain outstanding, the Company will deliver to the Trustee an Officer’s Certificate (one of which Officers signatory thereto shall be the Chief Executive Officer, Chief Financial Officer or Chief Corporate and Strategy Officer of the Company) as to the knowledge of such Officers of the Company’s compliance (without regard to any period of grace or requirement of notice provided herein) with all conditions and covenants under the Indenture, this First Supplemental Indenture and the Notes and, if any Event of Default has occurred and is continuing, specifying all such Events of Defaults and the nature and status thereof of which such Officers have knowledge.

(ii)    The Company shall, so long as any of the Notes remain outstanding, deliver to the Trustee, as soon as practicable and in any event within 30 days after the Company becomes aware of any Event of Default, an Officer’s Certificate specifying such Events of Default, its status and the actions that the Company is taking or proposes to take in respect thereof.

(g)    Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and perform such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Indenture and this [First][Second][Third] Supplemental Indenture.

(h)    Expense. Notwithstanding anything in the Indenture to the contrary, any actions taken by the Trustee in any capacity shall be at the Company’s reasonable expense.

Section 2.20.    SATISFACTION; DISCHARGE. The Indenture and this [First][Second][Third] Supplemental Indenture will be discharged and will cease to be of further effect with respect to the Notes (except as to any surviving rights expressly provided for herein and in the Transaction Documents (as defined in the Securities Purchase Agreement)), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture and this [First][Second][Third] Supplemental Indenture with respect to the Notes, when all outstanding amounts under the Notes shall have been paid in full (and/or converted into shares of Common Stock or other securities in accordance therewith) and no other obligations remain outstanding pursuant to the terms of the Notes, this [First][Second][Third] Supplemental Indenture, the Indenture and/or the other Transaction Documents, as applicable, which have not been paid in full by the Company, and when the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture and this [First][Second][Third] Supplemental Indenture with respect to the Notes have been complied with. Notwithstanding the satisfaction and discharge of the Indenture and this [First][Second][Third] Supplemental Indenture, the obligations of the Company to the Trustee under Section 7.07 of the Indenture shall survive.

Section 2.21.     CONTROL BY SECURITYHOLDERS. The Required Holders (as defined in the Securities Purchase Agreement) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that such direction shall not be in conflict with any rule of law. Subject to the provisions of Section 7.01 of the Indenture and this [First][Second][Third] Supplemental Indenture, the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall determine that the proceeding so directed would involve the Trustee in personal liability. The Notes may be amended, modified or waived, as applicable, in accordance with Section 15 of the Notes. Upon any waiver of any term of the Notes, the default covered thereby shall be deemed to be cured for all purposes of the Indenture, this [First][Second][Third] Supplemental Indenture, the Notes and the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

ARTICLE III

EXPENSES

Section 3.1.    PAYMENT OF EXPENSES. In connection with the offering, sale and issuance of the Notes, the Company, in its capacity as issuer of the Notes, shall pay all reasonable, documented out-of-pocket costs and expenses relating to the offering, sale and issuance of the Notes and compensation and expenses of the Trustee under the Indenture in accordance with the provisions of Section 7.07 of the Indenture.

Section 3.2.    PAYMENT UPON RESIGNATION OR REMOVAL. Upon termination of this [First][Second][Third] Supplemental Indenture or the Indenture or the removal or resignation of the Trustee, unless otherwise stated, the Company shall pay to the Trustee all reasonable, documented out-of-pocket amounts, fees and expenses (including reasonable attorney’s fees and expenses) accrued to the date of such termination, removal or resignation.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1.    TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this [First][Second][Third] Supplemental Indenture.

Section 4.2.    ADOPTION, RATIFICATION AND CONFIRMATION. The Indenture, as supplemented and amended by this [First][Second][Third] Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 4.3.    CONFLICT WITH INDENTURE; TRUST INDENTURE ACT. Notwithstanding anything to the contrary in the Indenture, if any conflict arises between the terms and conditions of this [First][Second][Third] Supplemental Indenture (including, without limitation, the terms and conditions of the Notes) and the Indenture, the terms and conditions of this [First][Second][Third] Supplemental Indenture (including the Notes) shall control; provided, however, that if any provision of this [First][Second][Third] Supplemental Indenture or the Notes limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required thereunder to be a part of and govern this [First][Second][Third] Supplemental Indenture, the latter provisions shall control. If any provision of this [First][Second][Third] Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provisions shall be deemed to apply to the Indenture as so modified or excluded, as the case may be.

Section 4.4.    AMENDMENTS; WAIVER. This [First][Second][Third] Supplemental Indenture may be amended by the written consent of the Company and the Required Holders (as defined in the Notes); provided however, no amendment shall adversely impact the rights, duties, immunities or liabilities of the Trustee without its prior written consent. Notwithstanding anything in any other Transaction Document to the contrary, no amendment to any Transaction Document that adversely impact the rights, duties, immunities or liabilities of the Trustee hereunder, pursuant to the Indenture and/or the Notes, as applicable, shall be effective without the Trustee’s prior written consent. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 4.5.    SUCCESSORS. This [First][Second][Third] Supplemental Indenture shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes.

Section 4.6.    SEVERABILITY; ENTIRE AGREEMENT. If any provision of this [First][Second][Third] Supplemental Indenture shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this [First][Second][Third] Supplemental Indenture in that jurisdiction or the validity or enforceability of any provision of this [First][Second][Third] Supplemental Indenture in any other jurisdiction.

Section 4.7.    The Indenture, this [First][Second][Third] Supplemental Indenture, the Transaction Documents and the exhibits hereto and thereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 4.8.    COUNTERPARTS. This [First][Second][Third] Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.9.    GOVERNING LAW. This [First][Second][Third] Supplemental Indenture and the Indenture shall each be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Except as otherwise required by Section 22 of the Notes, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The Borough of Manhattan, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 22 of the Notes. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS [FIRST][SECOND][THIRD] SUPPLEMENTAL INDENTURE OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 4.10.    U.S.A. PATRIOT ACT. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they shall provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this [First][Second][Third] Supplemental Indenture to be duly executed on the date or dates indicated in the acknowledgments and as of the day and year first above written.

FISKER INC.

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Name: Title:

EXHIBIT A

(FORM OF NOTE)